Exhibit 99.4

Notice of Withdrawal

to withdraw ordinary shares of CureVac N.V. in the

Offer to Exchange each outstanding ordinary share of

CureVac N.V.

for $5.4641 of American Depositary Shares of

BioNTech SE

(subject to a collar and calculated as described in the Exchange Offer Prospectus)

THE EXCHANGE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON [●], 2025, UNLESS THE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

The offer to exchange/prospectus dated [●], 2025 (the “Exchange Offer Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), including instructions therefor, together with any amendments or supplements thereto, constitute the offer to exchange (the “Exchange Offer”) by BioNTech SE, a European stock corporation (Societas Europaea) organized under the laws of the Germany and the European Union (“BioNTech”), of its American Depositary Shares, each representing one BioNTech ordinary share, no par value, with a notional amount attributable to each ordinary share of €1, of BioNTech (“BioNTech ADSs”) for all outstanding ordinary shares, par value €0.12 per share (the “CureVac Shares”) of CureVac N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“CureVac”), that are validly tendered prior to the Expiration Time and not validly withdrawn, upon the terms and subject to the conditions set forth herein and in the Exchange Offer Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Letter of Transmittal.

BioNTech is offering to exchange each CureVac Share that is validly tendered and not properly withdrawn pursuant to the Exchange Offer for the right to receive BioNTech ADSs (and cash in lieu of fractional BioNTech ADSs), as more fully set out in the Exchange Offer Prospectus.

The Exchange Offer and related withdrawal rights will expire at 9:00 A.M., New York City time, on [●], 2025, unless extended or terminated in accordance with applicable law and the terms of the Exchange Offer.

THIS NOTICE OF WITHDRAWAL IS TO BE USED ONLY TO WITHDRAW TENDERS OF CUREVAC SHARES PURSUANT TO THE EXCHANGE OFFER. For a withdrawal of CureVac Shares to be effective, the Exchange Agent for the Exchange Offer must receive from you a written notice of withdrawal at one of its addresses provided herein, and such notice must include the name of the person having tendered the CureVac Shares to be withdrawn, the number of tendered CureVac Shares to be withdrawn and the name of the holder of the tendered CureVac Shares to be withdrawn, if different from that of the person who tendered such shares. See “The Offer — Withdrawal Rights” in the Exchange Offer Prospectus.

BioNTech SEBioNTech SE – COY BNSB

DESCRIPTION OF CUREVAC SHARES TO BE WITHDRAWN

Name(s) and Address(s) of Registered Holder(s)	Total Number of Share(s) To be Withdrawn and Date(s) Such Shares were Tendered

If CureVac Shares have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section of the Exchange Offer Prospectus entitled “The Offer — Procedures for Tendering,” any notice of withdrawal must comply with the procedures of DTC.

If you hold your CureVac Shares through a broker, dealer, commercial bank, trust company, or other nominee, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal to the Exchange Agent on your behalf before the Expiration Time, unless the Exchange Offer is extended or terminated. If you hold your CureVac Shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent.

Any CureVac Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn CureVac Shares by following one of the procedures discussed in the section of the Exchange Offer Prospectus entitled “The Offer — Procedures for Tendering” at any time prior to the Expiration Time (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable; provided that, if BioNTech has not yet accepted CureVac Shares tendered for exchange, any CureVac shareholder may withdraw its tendered shares after the 60th business day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW CUREVAC SHARES PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

This Notice of Withdrawal must be signed below by the registered holder(s) exactly as name(s) appear(s) in book-entry form registered directly in the CureVac shareholders register or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer, or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the registered holder(s) if different:

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Dated:

DTC Participant Number (applicable for shares tendered through DTC only):

BioNTech SEBioNTech SE – COY BNSB

If you wish to withdraw any tendered CureVac Shares, you must deliver this Notice of Withdrawal, before 9:00 A.M., New York City time, on [●], 2025, unless the Exchange Offer is extended or terminated, to the Exchange Agent using the contact information below.

The Exchange Agent for the Exchange Offer is:

Computershare Trust Company, N.A.

If delivering by trackable mail, including overnight delivery or any other expedited service:	If delivering by First Class Mail:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions; COY: BNSB 150 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company N.A. c/o Voluntary Corporate Actions: COY BNSB P.O. Box 43011 Providence, RI 02940-3011

Delivery will only be deemed valid if delivered in accordance with the instructions above.

BioNTech will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its determination will be final and binding, subject to any judgment of a court of competent jurisdiction. BioNTech may delegate such power in whole or in part to the Exchange Agent. None of BioNTech, CureVac, the Exchange Agent, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.

BioNTech SEBioNTech SE – COY BNSB